                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /x/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /        Preliminary Proxy Statement

/ /        Definitive Proxy Statement
/x/        Definitive Additional Materials
/ /        Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
/ /        Confidential, for Use of the Commission Only (as
             permitted by Rule 14a-6(e)(2))

                          THE SEIBELS BRUCE GROUP, INC.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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/ /      Fee paid previously with preliminary materials:

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THE SEIBELS BRUCE GROUP, INC.             P.O. BOX ONE, COLUMBIA, SC 29202-0001
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                                                                    803.748.2000
                                                                    800.525.8835


May 12, 1998

To My Fellow Shareholders:

Recently, you received the proxy materials for our annual meeting scheduled for May 20 along with the annual report, which included a letter to you signed by Ernie Csiszar, Chief Executive Officer. With regret, I must inform you of Ernie's resignation for personal reasons shortly after those materials were mailed. At the strong urging of his doctors, Ernie will be concentrating all his efforts on preparing for a medical procedure that will require a long recuperation period. We will miss Ernie's charismatic leadership, and wish him well.

We are fortunate to have John Weitzel, who has accepted the position as our new President and Chief Executive Officer. John, who has dedicated his career of more than 30 years to the insurance industry, worked side by side with Ernie over the last three years as Chief Financial Officer. Together, they developed a revitalized vision and strategy, and John will implement those plans for the long-term benefit of our customers, employees, and you, our shareholders.

As a result of Ernie's resignation, certain proxy disclosures have become outdated. We are in the process of preparing supplemental proxy material, and will have to postpone the May 20 annual meeting of shareholders until the new materials are ready to be mailed. The date of record will also have to be changed, which will affect the number of shares to which you are entitled to vote. New record and meeting dates will be set and supplemental materials mailed to you as soon as possible.

Also enclosed is our first-quarter earnings announcement. The operating loss we reported, the Company's first loss in three years, is disappointing. However, revenues and cash flow from operations both increased over the prior-year quarter. These positive signs, combined with our consolidation efforts and recent acquisitions of America's Flood Service and Graward General Companies, have use very optimistic for improving financial results.

Sincerely,


John C. West
Chairman

SOURCE: The Seibels Bruce Group, Inc.


The Seibels Bruce Group, Inc. Announces 1998 First-Quarter
Financial Results

COLUMBIA, S.C., May 4/PRNewswire/ -- The Seibels Bruce Group, Inc. (Nasdaq: SBIG
- news) today announced financial results for the first quarter that ended March 31, 1998.

For the quarter, total revenues rose 4.7 percent to $15.2 million from $14.5 million for the first quarter of 1997. The Company recorded a $601,000 charge to first-quarter earnings due to a change in accounting principle, effective January 1, 1998. Before the effect of the change in accounting principle, Seibels posted a first-quarter loss of $537,000 compared with income of $716,000 for last year's first quarter. Diluted net income per share for the quarter was a loss of $0.07 before the accounting change compared with income of $0.11 for the first quarter of 1997.

"We are disappointed that our short-term earnings are suffering while we work through several transitions," stated John A. Weitzel, President and Chief Executive Officer of Seibels Bruce. "These transitions include the addition of Universal's business, the acquisition of America's Flood Services, the transfer of our commercial operations from a managing general agency arrangement to a risk-bearing operation, and going forward, the integration of Graward, the completion of which we announced today in a separate release."

Mr. Weitzel continued, "These transitions as we move to an increased risk-bearing position, and their short-term effect on earnings, are necessary steps in our longer-term growth plan, and we are encouraged by the progress we are seeing in particular areas. Revenues from automobile operations increased more than 48 percent in the first quarter reflecting primarily the addition of revenues from our Universal subsidiary. Flood revenues increased almost 18 percent over last year's first quarter, reflecting increased sales of flood policies. These developments, and our assumption of more risk-bearing business, have already improved Seibels' cash flow and should favorably impact future earnings. Increased revenue and earnings benefits from the Graward acquisition and America's Flood Services, should also help improve our performance for the balance of the year."

The Seibels Bruce Group, Inc. provides automobile, flood and other property and casualty insurance services and products through independent insurance agents primarily in the southeastern United States. The Company, which holds an A (Exceptional) Financial Stability Rating(R) from Demotech, Inc., serves as one of three servicing carriers for the South Carolina Reinsurance Facility, a state-sponsored plan for insuring South Carolina drivers outside of the voluntary market. It is also a top servicing carrier for the National Flood Insurance Program. Seibels Bruce provides other fee-based services and it markets and underwrites non-standard automobile insurance on a retained risk basis.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Seibels Bruce or its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Seibels Bruce expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Seibels Bruce's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

                          The Seibels Bruce Group, Inc.
                            (in thousands, unaudited)
                              RESULTS OF OPERATIONS


                                                Three months ended
                                                    March 31,
                                                 1998        1997
Revenues
     Auto .................................   $ 10,319    $  6,938
     Flood/Property .......................      2,959       2,515
     Commercial ...........................        820       1,164
     Runoff Operation .....................        174       2,673
     Investments ..........................        948       1,006
     Realized gains (losses) on investments        (25)        219
         Total Revenue ....................   $ 15,195    $ 14,515

Income from Operations Before Income Tax
     Auto .................................         88         351
     Flood/Property .......................       (163)       (245)
     Commercial ...........................     (1,110)     (1,071)
     Runoff Operation .....................       (237)        456
     Investments ..........................        910       1,006
     Realized gains (Losses) on investments        (25)        219
Net income before accounting change
     and provision for taxes ..............   $   (537)   $    716
Provision for income taxes ................         --          13
Net income before accounting change .......       (537)        703
Effect of accounting change (A) ...........       (601)         --
Net income ................................   $ (1,138)   $    703

Basic earnings per share
     before accounting change .............   $  (0.07)   $   0.11
Diluted earnings per share
     before accounting change .............      (0.07)       0.11


Effect on basic earnings per share
     due to accounting change ......             (0.08)         --
Effect on diluted earnings per share
     due to accounting change ......             (0.08)         --
Basic earnings per share
     after accounting change .......             (0.15)       0.11
Diluted earnings per share
     after accounting change .......             (0.15)       0.11

Basic shares .......................             7,735       6,175
Diluted shares .....................             7,941       6,175

(A) Effective January 1, 1998, the Company recorded the effect of a change in accounting principle. The effect of the adoption was a $601,000 charge to the first-quarter earnings and has been reflected as a cumulative effect of change in accounting principle. As a result, the Company's participation in the North Carolina Reinsurance Facility is no longer being treated as assumed reinsurance and all amounts assumed from the Facility have been eliminated. The Facility is now treated as an assessment organization.